Exhibit 99.1

DOWNS RACING L.P. PROVIDES COMMENTS ON PROPOSED RULE-MAKING BY PENNSYLVANIA

DEPARTMENT OF REVENUE

Wilkes-Barre, Pennsylvania, May 18, 2006 – Downs Racing L.P., or Downs Racing, the owner and operator of the harness racing track known as Mohegan Sun at Pocono Downs, in Plains Township, Luzerne County, Pennsylvania, announced today that, along with its parent the Mohegan Tribal Gaming Authority, it has filed public comments to draft temporary regulations proposed by the Pennsylvania Department of Revenue, or the Department, relating to the establishment of procedures for the administration and distribution of slot machine revenue under the Pennsylvania Race Horse Development and Gaming Act, or the Gaming Act. Downs Racing has filed these comments as a result of continuing uncertainty regarding the application of certain provisions of the Gaming Act relating to the determination of the local share assessment on gross terminal revenues generated by gaming operations in the Commonwealth of Pennsylvania. Copies of the comments submitted by Downs Racing may be obtained by contacting the Department at 717-783-7524, or on or after May 19, 2006, by visiting the Department’s website at www.revenue.state.pa.us or by contacting Downs Racing at 570-831-2150.

About Downs Racing and the Authority

Downs Racing, which is a subsidiary of the Authority, owns and operates Mohegan Sun at Pocono Downs, a harness racetrack located in Plains Township, Pennsylvania and five off-track wagering facilities located elsewhere in Pennsylvania. The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Downs Racing, the Authority and its properties can be obtained by visiting www.mtga.com.